As filed with the Securities and Exchange Commission on August 28, 2017

Registration No. 333-146833

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nutraceutical International Corporation

(Exact name of registrant as specified in its charter)

Delaware	87-0515089
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1400 Kearns Boulevard, 2nd Floor

Park City, Utah 84060

(435) 655-6106

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Stanley E. Soper
Vice President, Legal Affairs
Nutraceutical International Corporation
1400 Kearns Boulevard, 2nd Floor
Park City, UT 84060
(435) 655-6106
(Name, Address, Including Zip Code, and
Telephone Number, Including Area Code,
of Agent for Service)

With a copy to: Joshua M. Zachariah, Esq. Kirkland & Ellis LLP 555 California Street San Francisco, CA 94104 (415) 439-1400

Approximate date of commencement of proposed sale to public: Not applicable.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) is being filed by Nutraceutical International Corporation (the “Registrant”) to withdraw and remove from registration all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued and unsold under the Registration Statement on Form S-3 (No. 333-146833) (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on October 22, 2007.

On August 23, 2017, the Registrant completed the merger contemplated by the Agreement and Plan of Merger, dated May 21, 2017, by and among the Registrant, Nutrition Parent, LLC, a Delaware limited liability company (“Parent”) and Nutrition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving as a wholly-owned subsidiary of Parent.

As a result of the Merger, the offering of the Registrant’s Shares pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Shares registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Registration Statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park City, State of Utah, on the 28th day of August, 2017.

NUTRACEUTICAL INTERNATIONAL CORPORATION

By:	/s/ Cory J. McQueen
Name: Cory J. McQueen
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.